Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. 2 to the Registration Statement (Form S-3 No. 333-123958) and related Prospectus of PDL BioPharma, Inc. for the registration of its 2.00% Convertible Senior Notes due February 15, 2012 and 10,554,750 shares of its common stock and to the incorporation by reference therein of our report dated March 12, 2004, with respect to the consolidated financial statements of ESP Pharma Holdings and Subsidiary, included its Current Report (Form 8-K) dated February 7, 2005, filed with the Securities and Exchange Commission and our report dated February 25, 2005, with respect to the consolidated financial statements of ESP Pharma Holdings and Subsidiary, included in its amendment to Current Report (Form 8-K/A) dated June 2, 2005, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

MetroPark, New Jersey

April 5, 2006